EXHIBIT 99.1

Investor Contacts:	Suzanne DuLong or Jessica Towns
CIENA Corporation
(888) 243-6223
email: ir@ciena.com

Press Contacts:	Glenn Jasper or Denny Bilter
CIENA Corporation
(410) 865-8677
email: pr@ciena.com

FOR IMMEDIATE RELEASE

CIENA Announces Preliminary First Quarter Fiscal 2002 Results, Operational Adjustments and Associated Restructuring Charges

LINTHICUM, Md. – February 5, 2002 – CIENA® Corporation (NASDAQ: CIEN) today announced it anticipates that it will report revenue for its fiscal first quarter ended January 31, 2002 of approximately $160 million.

CIENA expects that adjusted net loss per diluted share for the first fiscal quarter, after excluding estimated restructuring costs, deferred stock compensation charges, payroll taxes on stock option exercises and amortization of intangibles, will be reported in a range of $0.19 to $0.22 per diluted share. Actual, or GAAP, net loss for the period is expected to be reported in a range of $0.21 to $0.24 per diluted share.1

“Our first quarter revenues were lower than expected because during the quarter, several of our major customers made substantial changes in their deployment plans resulting in significant reductions in the amounts of equipment they had previously indicated they anticipated purchasing from us,” said Gary Smith, CIENA’s president and CEO. “Historically, our first fiscal quarter has benefited from the start of the new calendar year and the corresponding renewal of service providers’ capital expense budgets. However, even now, a month into the new calendar year, our customers’ capital budgets and deployment plans for 2002 remain uncertain.”

CIENA also announced it is taking further steps to prioritize investment in its business and to align those investments with current market conditions. As a

1 CIENA provides adjusted net income (loss) and as adjusted net income (loss) per share data to assist investors in their analysis of our operating results. These adjustments are not in accordance with, or an alternative for, generally accepted accounting principles (GAAP) and may be different from the presentation of financial information provided by other companies.

result, CIENA is making an immediate workforce reduction of approximately 400 employees, or approximately 12 percent of its total workforce. As part of this action, CIENA also will close its Marlborough, MA, research and development facility.

Affected employees will be paid through April 5, 2002 and will be eligible for additional severance packages. They also will receive outplacement assistance and training. CIENA expects to record a restructuring charge of between $9 to $11 million in its second fiscal quarter associated with the workforce reduction, lease terminations, non-cancelable lease costs and the write-down of certain property, equipment and leasehold improvements.

Commenting on CIENA’s business outlook Smith said, “We’re faced with a challenging and uncertain market, but based on our ongoing discussions with our customers, we believe our fiscal second quarter revenue could be flat to down from our fiscal first quarter revenue.”

“While we will continue to manage our business toward profitability and to look to remove costs where possible, we remain committed to our strategy of sustained investment in key areas of our business such as research and development and sales – those areas that are necessary to ensure we maintain our technology and market lead,” said Smith. “We believe the telecom industry is a cyclical one and that our customers will resume investing in their networks. When they do, our goal is to be certain that CIENA’s next-generation optical networking solutions offer the best performance and the best value.”

CIENA expects to report final first quarter results on Thursday, February 21, 2002.

Live Web Broadcast of Preliminary First Quarter Results Discussion
In conjunction with this announcement, CIENA will host a discussion of its preliminary fiscal first quarter results with investors and financial analysts on Tuesday, February 5, 2002 at 8:45 AM (Eastern). The live broadcast of the discussion will be available via CIENA’s homepage at www.CIENA.com. An archived version of the discussion will be available shortly following the conclusion of the live broadcast on the Investor Relations page of CIENA’s website at: www.CIENA.com/investors.

ABOUT CIENA
CIENA Corporation’s market-leading intelligent optical networking systems form the core for the new era of networks and services worldwide. CIENA’s LightWorks™ architecture enables next-generation optical services and changes the fundamental economics of service-provider networks by simplifying the network and reducing the cost to operate it. Additional information about CIENA can be found at www.CIENA.com.

NOTE TO CIENA INVESTORS
This press release contains certain forward-looking statements based on current expectations, forecasts and assumptions of CIENA (the Company) that involve risks and uncertainties. Forward-looking statements in this release, include the following: CIENA anticipates that it will report revenue for its fiscal first quarter ended January 31, 2002 of approximately $160 million, CIENA expects that adjusted net loss per diluted share for the first fiscal quarter, after excluding estimated restructuring costs, deferred stock compensation charges, payroll taxes on stock option exercises and amortization of intangibles, will be reported in a range of $0.19 to $0.22 per diluted share. Actual, or GAAP, net loss for the period is expected to be reported in a range of $0.21 to $0.24 per diluted share, CIENA expects to record a restructuring charge of between $9 to $11 million in its second fiscal quarter associated with the workforce reduction, lease terminations, non-cancelable lease costs and the write-down of certain property, equipment and leasehold improvements, CIENA is faced with a challenging and uncertain market, but based on our ongoing discussions with our customers, we believe our fiscal second quarter revenue could be flat to down from our fiscal first quarter revenue, while we will continue to manage our business toward profitability and to look to remove costs where possible, we remain committed to our strategy of sustained investment in key areas of our business such as research and development and sales – those areas that are necessary to ensure we maintain our technology and market lead, we believe the telecom industry is a cyclical one and that our customers will resume investing in their networks, when they do, our goal is to be certain that CIENA’s next-generation optical networking solutions offer the best performance and the best value, and CIENA expects to report final first quarter results on Thursday, February 21, 2002. The Company’s actual results could differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with the Company’s business, which include the risk factors disclosed in the Company’s Report on Form 10-K filed with the Securities and Exchange Commission on December 13, 2001. Forward-looking statements also include statements regarding the Company’s expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” and “would” or similar words. The Company assumes no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

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